As filed with the Securities and Exchange Commission on February 28, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERMEC, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4647021
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6001 36th Avenue West Everett, Washington	98203-1264
(Address of Principal Executive Offices)	(Zip Code)

INTERMEC, INC. 2008 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Mary Brodd

Intermec, Inc.

6001 36th Avenue West

Everett, Washington 98203-1264

(Name and address of agent for service)

(425) 348-2600

(Telephone number, including area code, of agent for service)

Copy to:

J. Sue Morgan

Perkins Coie LLP

1201 Third Avenue, 48th Floor

Seattle, Washington 98101-3099

(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.01 per share, under the Intermec, Inc. 2008 Omnibus Incentive Plan (3)	2,940,753	$7.55	$22,202,685	$2,544.43

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s common stock that may become issuable under the Registrant’s 2008 Omnibus Incentive Plan as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding common stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act. The proposed maximum offering price per share is estimated to be $7.55, based on the average of the high sales price ($7.61) and the low sales price ($7.49) for the Registrant’s common stock as reported by the New York Stock Exchange on February 22, 2012.
(3)	1,950,000 shares are being registered on this Registration Statement following stockholder approval on May 25, 2011 of this share increase to the Registrant’s 2008 Omnibus Incentive Plan, as amended and restated effective May 25, 2011 (the “2008 Plan”). The additional 990,753 shares being registered on this Registration Statement are shares previously subject to outstanding awards under the Registrant’s 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”), the 2002 Director Stock Option and Fee Plan (the “Director Plan”), the 2001 Stock Incentive Plan (the “2001 Plan”) and the 1999 Stock Incentive Plan (the “1999 Plan,” and collectively with the 2004 Plan, the Director Plan and the 2001 Plan, the “Prior Plans”) that, since original stockholder approval of the 2008 Plan on May 23, 2008, have ceased to be subject to such outstanding awards due to termination, forfeiture or cancellation of such awards under the Prior Plans (the “Roll-In Shares”). Pursuant to the terms of the 2008 Plan, the Roll-In Shares may be issued under the 2008 Plan. The Roll-In Shares originally were subject to awards under the Prior Plans as follows: (a) 582,503 shares under the 2004 Plan (previously registered by the Registrant on Form S-8 Registration Statement (File No. 333-121141)); (b) 22,500 shares under the Director Plan (previously registered by the Registrant on Form S-8 Registration Statement (File No. 333-91956)); (c) 170,950 shares under the 2001 Plan (previously registered by the Registrant on Form S-8 Registration Statement (File No. 333-67610)); and (d) 214,800 shares under the 1999 Plan (previously registered by the Registrant on Form S-8 Registration Statement (File No. 333-79557)).

EXPLANATORY NOTE

This Registration Statement is being filed for the purpose of registering shares of the Registrant’s common stock that may be issued to participants under the Registrant’s 2008 Omnibus Incentive Plan, as amended and restated effective May 25, 2011 (the “2008 Plan”). This Registration Statement is registering 1,950,000 shares that stockholders approved for issuance under the 2008 Plan at the Registrant’s 2011 Annual Meeting of Stockholders held on May 25, 2011. This Registration Statement also is registering 990,753 shares that previously were subject to awards under the Registrant’s Prior Plans (as defined in footnote 3 to the Calculation of Registration Fee table to this Registration Statement) but which, as a result of termination, forfeiture or cancellation of such awards under the Prior Plans (other than by exercise or settlement of the awards in vested and nonforfeitable shares), have become available for issuance under the 2008 Plan pursuant to its terms.

Post-effective amendments to the Form S-8 Registration Statements for the Prior Plans are being filed contemporaneously with this Registration Statement to deregister the Roll-In Shares (as defined in footnote 3 to the Calculation of Registration Fee table to this Registration Statement) now being registered on this Form S-8 Registration Statement. Additional shares under the Prior Plans may become available for issuance in the future under the 2008 Plan as a result of the future termination, forfeiture or cancellation of awards outstanding under the Prior Plans. Any such additional shares will be included in the shares reserved for issuance under the 2008 Plan and similarly will be registered on one or more future Form S-8 Registration Statements prior to issuance of such shares.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 28, 2012, which contains audited financial statements for the latest fiscal year for which such statements have been filed;

(b) the Registrant’s Current Reports on Form 8-K filed on January 19, 2012 and February 2, 2012 (excluding any portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items); and

(c) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10 filed on August 18, 1997, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (Commission File No. 001-13279), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof (excluding any portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Article XII of the Registrant’s Restated Certificate of Incorporation, in accordance with Section 145 of the General Corporation Law of the State of Delaware (“DGCL”), provides that the Registrant will in accordance with its By-Laws indemnify, to the full extent permitted by the DGCL, its directors and officers, as well as anyone serving at the Registrant’s request as a director, officer or employee of another entity. Article XII further permits the Registrant to indemnify other persons as provided in its By-Laws.

Article VI of the Registrant’s By-Laws, as amended, provides that, to the fullest extent authorized by the DGCL, directors and officers shall be indemnified against expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such an action. Moreover, the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Article VI of the Registrant’s By-Laws further provides that directors and officers are entitled to be paid by the Registrant the expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that, if the DGCL requires, such payment will only be made upon delivery to the Registrant by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

Article VI of the Registrant’s By-Laws provides that a person indemnified under Article VI of the By-Laws may bring suit against the Registrant if it fails to pay a claim for indemnification within the period of time prescribed in Article VI. The Registrant may defend such a suit by proving that the person indemnified has not met the standard of conduct which makes it permissible under the DGCL to indemnify such person for the amount of the claims.

Article VI of the Registrant’s By-Laws provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the By-Laws will not be exclusive of any other right which any person may have or acquire under the Registrant’s Restated Certificate of Incorporation, By-Laws, or any statute or agreement, or otherwise.

Article VI of the Registrant’s By-Laws provides that the Registrant may maintain insurance, at its expense, to reimburse itself and directors, officers, employees or agents of the Registrant or any person serving at the request of the Registrant as a director, officer, employee or agent of another entity against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such persons against such expense, liability or loss under the provisions of the DGCL.

Finally, Article VI of the Registrant’s By-Laws provides that the Registrant may, to the extent authorized from time to time by its Board of Directors, indemnify and advance expenses to any of its employees or agents to the same extent permitted under Article VI with respect to its directors and officers.

Article XIII of the Registrant’s Restated Certificate of Incorporation eliminates the personal liability of the Registrant’s directors to the Registrant or its stockholders for monetary damages for breach of their fiduciary duties as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.

The Registrant also maintains directors’ and officers’ liability insurance under which the Registrant’s directors and officers are insured against loss (as defined in the policy) as a result of certain claims brought against them for their wrongful acts in such capacities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Document

5.1+	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1+	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2+	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1+	Power of Attorney (see signature page)

99.1*	Intermec, Inc. 2008 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on May 25, 2011)

+	Filed herewith.
*	Incorporated herein by reference.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Everett, State of Washington, on February 28, 2012.

INTERMEC, INC.

By:	/s/ Patrick J. Byrne
Name:	Patrick J. Byrne
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Patrick J. Byrne, Robert J. Driessnack, Yukio Morikubo and Mary Brodd, or any of them, as his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on February 28, 2012.

Signature	Title

/s/ Patrick J. Byrne	Chief Executive Officer, President and
Patrick J. Byrne	Director (Principal Executive Officer)

/s/ Robert J. Driessnack	Senior Vice President and Chief Financial
Robert J. Driessnack	Officer (Principal Financial Officer and
Principal Accounting Officer)

/s/ Allen J. Lauer	Director and Chairman of the Board
Allen J. Lauer

/s/ Keith Barnes	Director
Keith Barnes

/s/ Eric J. Draut	Director
Eric J. Draut

/s/ Gregory K. Hinckley	Director
Gregory K. Hinckley

/s/ Lydia H. Kennard	Director
Lydia H. Kennard

/s/ Stephen P. Reynolds	Director
Stephen P. Reynolds

/s/ Stephen B. Sample	Director
Stephen B. Sample

/s/ Oren G. Shaffer	Director
Oren G. Shaffer

/s/ Larry D. Yost	Director
Larry D. Yost

EXHIBIT INDEX

Exhibit Number	Description of Document

5.1+	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1+	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2+	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1+	Power of Attorney (see signature page)

99.1*	Intermec, Inc. 2008 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on May 25, 2011)

+	Filed herewith.
*	Incorporated herein by reference.